Exhibit 10.2

July 2nd, 2021

Kevin Brackman

2202 Charles Lane

Akron, Ohio 44333

Dear Kevin,

We are pleased to offer you a full-time position with Advent (the “Company”) as our Chief Financial Officer. The Company has set a bold mission for itself in pioneering critical technology for the hydrogen economy as we pursue high standards and meaningful opportunities for both our employees and shareholders.

Your job responsibilities include but are not limited to:

•	Direct all aspects of the Finance Accounting functions of the organization

•

Ensure credibility of the Finance group by assembling plus providing timely & accurate monthly management reporting, variance analysis, financial trends as well as forecasts, as well as all regulatory required reports statement

•	Establish maintain strong relationships with all employees so as to identify their needs

•	Seek full range of business solutions

•	Provide executive management of the company with advice on the financial implications of business activities

•	Provide recommendations to strategically enhance financial performance business opportunities

•	Manage processes for financial forecasting, budgets, consolidation reporting

•	Ensure that effective internal controls are in place

•	Ensure compliance with GAAP as well as applicable federal, state plus local regulatory laws rules

Please find a description of the compensation and benefits that will be provided to you in conjunction with your employment and the terms and conditions that govern our employment relationship. Please note that the Company may, at its discretion, change its benefit plans from time to time.

Base Pay. Your compensation will be an annual gross salary of $375,000 paid in accordance with the Company’s regular bi-weekly payroll schedule and your gross pay will be subject to applicable tax and other withholdings.

200 Clarendon St.	Boston	MA 02116	USA	T: +1 857 2647035
5637 La Ribera St. Suite A	Livermore	CA 94550	USA	T: +1 925 4559400	Contact
Panepistimiou 16	Athens	GR 10672	Greece	T: +30 210 3642200	info@advent.energy
Patras Science Park	Achaia	GR 26504	Greece	T: +30 2610 911583	www.advent.energy

Bonus: You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Your target bonus will be equal to 100% of your annual base salary. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

Equity Award: The Company is in the process of establishing its equity incentive plan (the “Plan”). We plan to offer you company equity awards under the final terms of the Plan. All awards of equity under the Plan shall be subject to the approval of the Company’s Board of Directors and Company’s compensation committee.

Relocation Package: The Company is providing a relocation lump-sum payment of $40,000 contingent upon your execution, and delivery to the Company, of the Company’s Moving and Relocations Expense Agreement.

Benefit Plans: The Company will provide you with the opportunity to participate in its group health insurance plans and 401(k) offerings, subject to any eligibility requirements imposed by such plan(s).

Sick Time: You will be entitled to paid time off under the Company policy and state paid sick leave policy.

Paid Time Off: Full-time employees are entitled to 15 days of paid vacation each calendar year. PTO accrual begins the day you join our company.

Out-of-pocket expenses: Documented and reasonable business-related expenses will be reimbursed in accordance with the Company policy as established and/or modified from time to time.

Employee Proprietary Information and Inventions Agreement: Your commencement of employment with the Company is contingent upon the execution, and delivery to the Company, of the Company’s Employee Proprietary Information and Inventions Agreement, (the “Confidentiality Agreement”).

200 Clarendon St.	Boston	MA 02116	USA	T: +1 857 2647035
5637 La Ribera St. Suite A	Livermore	CA 94550	USA	T: +1 925 4559400	Contact
Panepistimiou 16	Athens	GR 10672	Greece	T: +30 210 3642200	info@advent.energy
Patras Science Park	Achaia	GR 26504	Greece	T: +30 2610 911583	www.advent.energy

Proof of Right to Work: For purposes of federal immigration law and as a condition of your employment, you will be required to complete a Form I-9 and provide the Company with sufficient documentation establishing your identity and eligibility to work in the United States with three (3) business days.

At-Will Employment: Your employment with the Company will be on an “at will” basis under Masachussetts law. You will not receive an employment agreement with the company meaning that either you or the Company may terminate our employment relationship at any time, with or without cause or notice.

General Obligations: As an employee, you will adhere to all the Company’s policies and conduct yourself per the Company’s standard of professionalism, loyalty, integrity, readability, and respect for all. The Company does not permit and will not tolerate the unlawful discrimination or harassment of any of its employees or contractors based on sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability, medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable laws.

Withholdings: All payments and benefits set forth in this letter are subject to, and will be paid net of, all applicable taxes, deductions, and withholdings.

Entire Agreement and Modification: You acknowledge that this letter agreement and the other agreements referenced above constitute the entire agreement between you and the Company concerning our employment relationship. Unless they are expressly included in this letter agreement, no verbal, written, or implied agreements, promises, or representations will be effective or binding upon the Company. The letter agreement between the parties signed by you and an authorized officer of the Company. Notwithstanding the previous sentence, the Company may change the terms of your employment, including your position, duties, compensation, or benefits from time-to-time as it deems necessary or appropriate.

Duties to Third Parties: The Company is an ethical competitor and will not tolerate unlawful activities by its employees in connection with the performance of their responsibilities for the Company. By accepting this offer, you represent and warrant that you can perform your tasks for the Company without breaching any legal obligations that you have to any third party, including any obligations to your current or former employers. You agree that you will not use any proprietary information of any third party, including your current or former employers, in the course of your employment with the Company.

200 Clarendon St.	Boston	MA 02116	USA	T: +1 857 2647035
5637 La Ribera St. Suite A	Livermore	CA 94550	USA	T: +1 925 4559400	Contact
Panepistimiou 16	Athens	GR 10672	Greece	T: +30 210 3642200	info@advent.energy
Patras Science Park	Achaia	GR 26504	Greece	T: +30 2610 911583	www.advent.energy

If you accept our offer of employment, the following terms and conditions will apply. This offer is contingent upon our receipt of your written acceptance by no later than July 6th, 2021. You will report directly to Vasilis Gregoriou. We are delighted to be able to extend you this offer of employment.

To accept this offer, please sign and date the endorsed copy of this letter as indicated below. Please return to Sofia Efstratiou, Director of Human Resources (s@advent.energy).

Sincerely,

Sofia Efstratiou, Director of Human Resources Operations

AGREED AND ACCEPTED

/s/ Kevin Brackman
Kevin Brackman

Date: 7.2.21

200 Clarendon St.	Boston	MA 02116	USA	T: +1 857 2647035
5637 La Ribera St. Suite A	Livermore	CA 94550	USA	T: +1 925 4559400	Contact
Panepistimiou 16	Athens	GR 10672	Greece	T: +30 210 3642200	info@advent.energy
Patras Science Park	Achaia	GR 26504	Greece	T: +30 2610 911583	www.advent.energy